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Exhibit 10.29

FIRST AMENDMENT TO LEASE AGREEMENT

        This is the First Amendment (the "First Amendment") to the Lease between Steven Jones Landlord, and Mid-America Auto Parts, Inc. (f/k/a Recyclers Group, Inc.), Tenant, dated February 28, 1999 (the "Lease") for the Premises located at 5725 South Topeka, Topeka, Kansas. Where applicable, the capitalized terms in this First Amendment will have the same meaning as those defined in the Lease.

        Landlord has constructed a new building on the Premises, (the "New Building"), and Tenant desires to occupy the New Building. For these reasons, as of April 17, 2000 (the "Amendment Date"), the Lease shall be amended as follows:

        1.     The parties acknowledge that the name of Recyclers Group, Inc., was changed March 22, 1999 to Mid-America Auto Parts, Inc. and that since the signing of the Lease, the ownership of the property has changed, making Eileen Jones, Mark Fitzgibbons, and Kerry Fitzgibbons additional Landlords.

        2.     Section 2.4 will be amended to replace the words "fifteen (15) days" with the words "seven (7) days."

        3.     A Section 2.6 will be added to state the following, in its entirety:

          2.6   There shall be an additional amount of rent ("Additional Rent") due to Landlord. The Additional Rent shall be paid on a monthly basis, consistent with the terms and conditions for payment of Rent under the Lease, beginning the first day of the month following move-in. The annualized Additional Rent shall be calculated as a percentage of the additional purchase option price ("Additional Purchase Option Price") as established under Section 25.1 as amended. The formula for the calculation shall be as follows:

        Annual Additional Rent = Additional Purchase Option Price × [IBOR + 3%]

During the initial Term, Annual Additional Rent will be separately recalculated (to reflect changes in IBOR) one year after the first Additional Rent payment, and annually thereafter, with the amount reflecting the Additional Purchase Option Price remaining constant. In the first month of any Extension Period, the Additional Purchase Option Price will be adjusted (for purposes of rent calculation for the entire Term) by the same formula as Rent is adjusted under Section 2.1. During such Extension Period, Annual Additional Rent will be recalculated (to reflect changes in IBOR) annually thereafter. For purposes of this First Amendment, IBOR is the Inter-Bank Offered Rate for the highest rated banks as published in the Wall Street Journal for a one-year maturity. For each one year period, the rate will be locked in

        4.     Section 22.2 is amended to replace Landlord's notice address with the following:

    Steven H. & Eileen Jones
    16235 Sandstone Drive
    Morrison, Colorado 80465

    Mark & Kerry Fitzgibbons
    4520 SW Moundview Drive
    Topeka, Kansas 66614

        5.     A Section 25.5 is added, to state, in its entirety:

  25.5
  The fair market value of the building will be included in any calculation of Fair Market Value required under this Section 25 (but not including any improvements made at Tenant's cost). If the Option is exercised in the third year of the initial Term of this Lease, an amount of three hundred sixty-two thousand, one hundred twenty-one dollars and ninety-nine cents ($362,121.99) (the "Addition Purchase Option Price"), plus a premium of 10%, will be added to the Eight Hundred Thousand Dollar ($800,000) figure in Section 25.1, without other adjustment. If the Option is exercised during any later exercise period, the Additional Purchase Option Price (and the 10% premium) will be added to the Eight Hundred Thousand Dollar ($800,000) figure in Section 25.1, and will be included in any CPI or other adjustment required under that provision.

LANDLORDS:	TENANT:
Steven Jones /s/ STEVEN JONES	Mid-America Auto Parts, Inc. /s/ THOMAS B. RATERMAN
Eileen Jones /s/ EILEEN JONES
Mark Fitzgibbons /s/ MARK FITZGIBBONS
Kerry Fitzgibbons /s/ KERRY FITZGIBBONS

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  Exhibit 10.29